OphthaliX announces issuance of Chinese Patent for the treatment of Dry Eye Disorders

Carson City, Nevada, February 21, 2012 – OphthaliX (OTCBB: OPLI) announced that the Chinese State Intellectual Property Office (SIPO) issued a Certificate of Patent Invention for Chinese Patent Application No. 200680047569.7 entitled “Adenosine A3 receptor agonists for the treatment of dry eye disorders”. This patent is related to OphthaliX drug candidate CF101 and will grant OphthaliX exclusive rights for the use of CF101 for the treatment of dry eye syndrome in the People’s Republic of China untill Feb 2026.

Prof. Pnina Fishman, interim CEO and Chairman of OphthaliX commented: "We are delighted that the Chinese SIPO granted us this important patent covering the use of CF101 for dry eye syndrome in China, reflecting the innovation of CF101 in the ophthalmology field. We are currently enrolling patients for the ongoing phase 3 multinational study of this pioneered oral drug for the treatment of Dry Eye Syndrome".

About OphthaliX Inc.

OphthaliX Inc. is an advanced clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX's product candidate, CF101, is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma and uveitis.

About CF101

CF101, an A3 adenosine receptor agonist, is a novel, first in class, small molecule, orally bioavailable drug with a proven efficacy in Phase 2 clinical studies and an excellent safety profile. CF101 is currently developed for ophthalmic indications. including dry eye syndrome (Phase 3), glaucoma (Phase 2) and Uveitis. CF101 is also developed for the treatment of autoimmune inflammatory diseases including rheumatoid arthritis (Phase 2b) and psoriasis (Phase 2/3).

About CF101 Dry Eye Syndrome Phase 3 Study

The study is a phase 3 clinical study of the safety and efficacy of CF101, daily administered orally, in patients with moderate-to-severe Dry Eye Syndrome. This multi-center clinical trial is conducted in the United States, Europe and Israel. The randomized, double-masked clinical trial will include 231 patients who will be randomized to receive 2 doses of CF101 and Placebo, for a period of 24 weeks. The primary efficacy endpoint will be complete clearing of corneal staining.

Contact:

Pnina Fishman, Interim Chief Executive Officer

Tel: +972-3-9241114

Email: pnina@ophthalix.com

This release contains forward-looking statements regarding OphthaliX’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts and the timeliness of development activities, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. OphthaliX undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.